Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 26, 2013 (the “Effective Date”), by and between Fibrocell Science, Inc., a Delaware corporation (the “Company”) having its principal place of business at 405 Eagleview Boulevard, Exton, PA 19341, and Gregory Weaver (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”) having an address at 10202 Harpers Crossing, Langhorne, PA 19047.

W I T N E S S E T H:

WHEREAS, the Company desires to hire Executive and to employ him as the Chief Financial Officer (“CFO”), Sr. Vice President, Treasurer and Corporate Secretary commencing September 3, 2013, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CFO, Sr. Vice President, Treasurer and Corporate Secretary. Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the CEO shall determine from time to time such other duties as may be assigned to him. Executive agrees to carry out and abide by such directions of the CEO.

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder.

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $300,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b) Bonus. Commencing with the year ended December 31, 2014, Executive may be entitled to receive an annual bonus (the “Annual Bonus”), payable with respect to each year of the Term subsequent to the issuance of the Company’s final audited financial statements for such year, but in no event later than 120 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has been dissolved), based on criteria established by the Compensation Committee of the Board (or the Board, if such committee has been dissolved) within ninety (90) days of the beginning of such fiscal year. The Compensation Committee of the Board (or the Board, if such committee has been dissolved) may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 35% of the Executive’s Base Salary. The actual Annual Bonus, if any, for any given period may be lower than 35%. For any fiscal year in which Executive is employed for less than the full year, Executive may receive a bonus which is prorated based on the number of full months in the year which are worked.

(c) Option Grant. Contemporaneous with the Executive’s execution of this Agreement, Executive will receive a grant (the “Stock Option Grant”) of stock options (the “Stock Options”) to purchase 125,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of this Agreement. The Stock Options shall have a term of ten (10) years and shall vest as follows:

(i) 31,250 shares upon the first anniversary of the Executive’s execution of this Agreement, provided Executive is CFO on such vesting date; and

(ii) 93,750 shares in equal 1/12th installments (or 7,813 shares per installment, except the final installment which shall be 7,807 shares) quarterly over a three-year period commencing on the first anniversary of the Effective Date of this Agreement (i.e. the first such installment shall vest three (3) months after the first anniversary of the Effective Date of this Agreement), provided Executive is the CFO on each vesting date.

The Stock Option Grant shall be made pursuant to the Fibrocell Science, Inc. 2009 Equity Incentive Plan, and shall in all respects be subject to the terms and conditions of such plan.

The Board may in its sole and absolute discretion grant from time to time Executive additional options in such amounts and under such terms and conditions, as the Board may determine in its sole and absolute discretion.

(d) Relocation Allowance. On or before September 30, 2013, the Company agrees to pay Executive a relocation allowance of $40,000.

3. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

4. Benefits.

(a) Vacation. Executive shall be entitled to four (4) weeks vacation per year, which shall accrue at a rate of 1.67 days per month. Vacation must be taken in the year in which it accrues.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5. Term. The term of this Agreement will commence on the Effective Date hereof and shall remain in effect for twenty-four (24) months thereafter, and will automatically renew for subsequent twelve (12) month periods thereafter (the “Term”) unless either the Executive or the Company is notified by the other Party of non-renewal, such notice given in writing pursuant to Section 12 of this Agreement at least sixty (60) days’ prior to the end of the twelve (12) month renewal period then in effect.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes negligence or willful misconduct; (C) engages in any conduct that may cause harm to the reputation of the Company; or (D) materially breaches any term of this Agreement.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) at any time Without Cause for any or no reason.

(b) Termination at Executive’s Election. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon ninety (90) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive ninety (90) days’ Base Salary in lieu of notice.

7. Severance.

(a) If Executive’s employment is terminated at any time, for reasons other than death, Disability, Cause, Voluntary Resignation or non-renewal (pursuant to Section 5 of this Agreement) Executive shall be entitled to receive a severance payment equal to nine (9) months of Executive’s Base Salary. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form acceptable to the Company.

(b) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409(a), if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

8. Confidentiality Agreement.

(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(c) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e) During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f) Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure

Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-solicitation; non-competition. (a) Executive agrees that, during the Term and, if Executive has, or is scheduled to receive severance payments pursuant to Section 7(a), until nine (9) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the twelve (12) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) Executive further agrees that, during the Term and, if Executive has, or is scheduled to receive severance payments pursuant to Section 7(a), until nine (9) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities, or (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause or for any other reason.

(c) “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of cellular biologic products or any other business carried on or planned to be carried on by the Company.

(d) “Territory” shall mean within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e) Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in this Section 9 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10. Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any employment agreement, non-competition provision, confidentiality agreement or any other agreement restricting his ability fully to act hereunder, and, that upon the execution and delivery of this Agreement by the Company and Executive, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

11. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8 and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8 and 9 of this Agreement.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

(a)	If to Executive, to:

Gregory Weaver

10202 Harpers Crossing

Langhorne, PA 19047

(b)	If to the Company, to:

Fibrocell Science, Inc.

405 Eagleview Boulevard

Exton, PA 19341

Attention: David Pernock

with a copy to (which shall not constitute notice hereunder):

Cavas Pavri

Schiff Hardin LLP

901 K Street NW, Suite 700

Washington, D.C. 20001

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Indemnification. The Company will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s acts of service as an officer of the Company. The Company further agrees that Executive will be covered by “directors and officers” insurance policies with respect to Executive’s acts as an officer.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Chester County, Pennsylvania.

16. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

17. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

18. Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

FIBROCELL SCIENCE, INC.

By:	/s/ David Pernock
	Name:	David Pernock
	Title:	CEO and Chairman

Agreed to and Accepted:

/s/ Gregory Weaver
Gregory Weaver
Date: August 20, 2013

Appendix A